Exhibit 107

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Common Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Shares	457(r)	36,800,000 (2)	$4.40	$161,920,000	$147.60 per $1,000,000	$23,899.39
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					(1)		$161,920,000
	Total Fees Previously Paid							N/A
	Total Fees Offset							N/A
	Net Fee Due							$23,899.39
(1)Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of registration fees in connection with the registrant’s Registration Statement on Form F-3 (Registration No. 333-276528) being paid herewith.
(2)Includes 4,800,000 Class A common shares that may be offered upon exercise of the underwriters’ over-allotment option to purchase additional Class A common shares.